FOR IMMEDIATE RELEASE	Contacts:	Media Relations
Chris Barnes, (972) 673-5539
Investor Relations Heather Catelotti, (972) 673-5869

JOSÉ GUTIÉRREZ JOINS DR PEPPER SNAPPLE GROUP BOARD OF DIRECTORS

PLANO, Texas (Sept. 22, 2016) – Dr Pepper Snapple Group, Inc. (NYSE: DPS) today announced the appointment of José Gutiérrez to its board of directors.

Mr. Gutiérrez, 55, serves as senior executive vice president and chief of staff to the chairman and CEO of AT&T. Prior to assuming his current role in 2015, he held several senior executive positions at AT&T, including president and CEO of Southwestern Bell (AT&T Southwest), president of AT&T Global Enterprise Solutions, president of AT&T Wholesale and Access Solutions, president and CEO of AT&T Advertising Solutions and president of Industry Markets.

“Over the course of 25 years at AT&T, José has built a highly accomplished career leading large, diverse teams serving business and residential customers across the U.S. and around the world,” said Wayne R. Sanders, DPS chairman. “With this experience, along with his passion for customer service, he is a great fit for the board of a company like ours where customer centricity is a core value.”

Mr. Gutiérrez serves on the board of directors of Denny’s Corporation. He is also a member of the Strategic Development Board at the University of Missouri’s Trulaske College of Business, a member of the Missouri 100 Advisory Board and co-chairman of the National Campaign at the University of Missouri. He is vice chairman of the Thompson Foundation for Autism and Neurodevelopmental Disorders, a member of the board of directors of the Cotton Bowl, a former board member of the World Affairs Council of Dallas/Fort Worth and a former trustee of the Dallas Museum of Art.

He earned a master’s degree in management from the Kellogg Graduate School of Management at Northwestern University, as well as bachelor’s and master’s degrees in accountancy from the University of Missouri. He also attended the Colegio Universitario de Estudios Financieros in Madrid, Spain.

About Dr Pepper Snapple Group
Dr Pepper Snapple Group (NYSE: DPS) is a leading producer of flavored beverages in North America and the Caribbean. Our success is fueled by more than 50 brands that are synonymous with refreshment, fun and flavor. We have six of the top 10 non-cola soft drinks, and 13 of our 14 leading brands are No. 1 or No. 2 in their flavor categories. In addition to our flagship Dr Pepper and Snapple brands, our portfolio includes 7UP, A&W, Canada Dry, Clamato, Crush, Hawaiian Punch, Mott’s, Mr & Mrs T mixers, Peñafiel, Rose’s, Schweppes, Squirt and Sunkist soda. To learn more about our iconic brands and Plano, Texas-based company, please visit DrPepperSnapple.com. For our latest news and updates, follow us at Facebook.com/DrPepperSnapple or Twitter.com/DrPepperSnapple.

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